Exhibit 10.2

EXECUTION COPY

AMENDMENT NO. 1 TO MANAGEMENT EQUITY AGREEMENT

THIS AMENDMENT NO. 1 TO MANAGEMENT EQUITY AGREEMENT (this “Agreement”) is made and entered into as of AUGUST 11, 2009, by and among Forest Products Holdings, L.L.C., a Delaware limited liability company (the “Company”) and Duane C. McDougall (the “Management Investor”) with the intention that it be effective as of August 16, 2009 (the “Effective Date”).

Pursuant to that certain Management Equity Agreement, dated as of November 20, 2008, by and between the Company and the Management Investor the “Original Agreement”), the Management Investor received on February 20, 2009 a grant of 8,972,980 Series C Common Units of the Company.  Capitalized terms used, but not otherwise defined, herein shall have the meanings given to such terms in the Original Agreement.

The Company and the Management Investor are executing and delivering this Agreement in order to provide for certain amendments to the Original Agreement, as set forth herein.

NOW, THEREFORE, the parties agree as follows:

1.  Units Granted.  The parties hereby agree that, by his execution and delivery hereof, the Management Investor is forfeiting a number of Series C Common Units granted pursuant to the Original Agreement equal to  2,900,854 units (the “Forfeited Units”), all of which were unvested as of the Effective Date. The Forfeited Units  are forfeited by the Management Investor without any consideration other than the provisions of this Agreement and the agreements reached in connection with that certain Second Amendment to Employment Agreement, dated as of the date hereof, by and between Boise Cascade Holdings, L.L.C. and the Executive and Executive acknowledges and agrees that, from and after the Effective Date, Executive has no further right, title and interest in or to the Forfeited Units (including any increased appreciation in value thereof).  As a result, from and after the Effective Date, the total number of Series C Common Units held by the Management Investor pursuant to the Original Agreement is 6,072,126; provided that, for greater certainty, the foregoing total is exclusive of an additional 400,000 Series C Common Units granted to the Management Investor pursuant to a Director Equity Agreement among the parties dated April 3, 2006, as amended (the “Director Equity Agreement”), it being the intention of the parties that this Agreement shall have no effect on the terms of the Director Equity Agreement and the grant of Series C Common Units made thereunder.  Executive represents and warrants, that immediately prior to the forfeiture of the Forfeited Units accomplished hereby, Executive owned all right, title and interest in and to the Forfeited Units, free and clear of all liens and encumbrances, other than those liens and encumbrances created by the Operating Agreement and the Original Agreement.

2.  Vesting.

a.  The parties acknowledge and agree that the number of Series C Common Units which have vested pursuant to the terms of the Original Agreement to the Effective Date is  3,171,272 Units.

b.  The remaining unvested Series C common Units held by the Management Investor pursuant to the Original Agreement, as revised by Section 1 hereof, which totals 2,900,854 units, shall vest in accordance with the vesting schedule contained in Section 2(c) of the Original Agreement between the date hereof and December 1, 2010.  For purposes of the preceding sentence the Management Investor shall be deemed to be a continuing employee of the Company or its Subsidiaries so long as he continues to act as the Chairman of the Board of Directors of its subsidiary, Boise Cascade Holdings, L.L.C.

3.  Continued Existence of Operating Agreement and Original Agreement.  Each of the Company and the Management Investor acknowledge and agree that, subject solely to the express amendments to the Original Agreement contained herein, the Operating Agreement and the Original Agreement remain in full force and effect and that the Management Investor remains bound by the terms of such agreements with respect to the Series C Common Units granted to him pursuant to the Original Agreement.

4.  Complete Agreement.  This Agreement, together with the Original Agreement and the Operating Agreement, constitute the entire agreement between the parties hereto regarding the subject matter of this Agreement and supersede and preempt any prior understandings, agreements or representations, written or oral, which may have related to the subject matter hereof.  When used herein, “including” means “including, without limitation” regardless of whether such or similar terminology is actually used.

5.  Counterparts.  This Agreement may be executed in separate counterparts (including by means of facsimile transmission or other electronic transmission), each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

6.  Further Assurances.  When and as requested by the Company, the Management Investor shall, without further consideration, execute and deliver all such instruments of conveyance and transfer and shall take such further actions as the Company may reasonably deem necessary or desirable in order to effect the partial forfeiture of his Series C Common Units provided for herein and to otherwise carry out fully the provisions and purposes of this Agreement.

7.  Successors and Assigns.  This Agreement is intended to bind, inure to the benefit of and be enforceable by the Company and the Management Investor and their respective successors and permitted assigns.

8.   Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with the law of the State of Idaho, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Idaho or any other jurisdiction) that would cause the applications of the law of any jurisdiction other than the State of Idaho.

9.   Severability.  Whenever possible, each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if any provision shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting the remainder of such provision or any of the remaining provisions of this Agreement.

10.  Notices.  Any notice provided for in this Agreement must be in writing and given in accordance with the notice provisions of the Original Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY

FOREST PRODUCTS HOLDINGS, L.L.C.

By:  /s/ David G. Gadda

Its: Vice President and Secretary

MANAGEMENT INVESTOR:

/s/ Duane C. McDougall

Name: Duane C. McDougall